Exhibit 4.1

EXHIBIT 4.1: FORM OF LOAN CONVERSION AGREEMENT

Socrates Technologies Corporation
8133 Leesburg Pike, Suite 760, Vienna, VA  22182
(703) 356-5353


December 15, 1999

Mr. Edward Ratkovich
Socrates Technologies Corporation
8133 Leesburg Pike, Suite 760
Vienna, Virginia 22182

         RE:      CONVERSION OF LOANS
                  BY HAND


Dear Mr. Ratkovich:

         Pursuant to our recent discussions, this letter sets forth the agreement between Socrates Technologies Corporation, a Delaware corporation, (the "Company") and yourself concerning the conversion of the unpaid principal and accrued interest thereon on your two outstanding loans to the Company. By signing below, the Company and you agree to the following terms and conditions.

         For purposes of this letter agreement, the terms "he", "his", "him", "you", "your" and "yourself" refer to Mr. Edward Ratkovich, and the terms "party" and "parties" shall refer, respectively, to an individual party to this letter agreement or, collectively, to the parties to this letter agreement. The phrase "Socrates Entities" shall mean the Company, its subsidiaries and their respective officers, directors, employees and agents.

         You have loaned the Company a total principal amount of $1,240,000.00, including accrued interest thereon through December 15, 1999. The Company and you wish to resolve all claims that you have, had or may have under the Loans against the Company and to do so in accordance with the following terms and conditions:

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         1. The unpaid principal and accrued interest thereon shall be converted to shares of Common Stock of the Company at a rate of 96 cents per share (based on the average closing bid price of the Company's Common Stock for the thirty consecutive trading days immediately preceding December 15, 1999). Based on our estimation, this would result in the issuance of 1,291,666 "restricted" (as defined in Rule 144 under the Securities Act of 1933, as amended) shares of Company Common Stock (the "Shares") to you. The Shares will be registered under the Securities Act of 1933, as amended, ("Act") under the first non-Form S-8 registration statement filed by the Company in 2000 with the Securities and Exchange Commission ("Commission") and as soon as the Commission declares, if its does, such registration statement to be effective. The Company will use its good faith, diligent efforts to file said registration statement and to file such amendments or post effective amendments thereto that the Commission may require as a condition to the registration statement being declared effective under the Act. If the Company pursued such registration in good faith and in a diligent manner, the Company will not be liable to you for any failure on the part of the Commission to declare said registration statement effective without amendment or without change of form under the Act. The Company will bear the cost of filing said registration statement and all amendments, post-effective amendments and exhibits thereto.

         2. The issuance of the Shares will constitute a full accord and satisfaction of all claims by you and your executors, legal representatives and heirs under the Loans against the Company and/or any of its subsidiaries, and any of their respective officers, directors, shareholders, employees or agents.

         3. The effective date of this Agreement is December 15, 1999, provided, however, that the parties agree, understand and acknowledge that this letter agreement must be ratified by the disinterested directors of the Company before it will be binding upon the Company.

         4. Neither party shall, without the prior written consent of the other party, sue any press release or make any written or oral statement relating to Mr. Ratkovich's employment with Socrates or service as a director of the Company, other than communications that advise interested persons that Mr. Ratkovich has resigned as an officer and director of the Socrates Entities without giving the reasons therefor and without commenting upon his services, actions or performance in such capacities. The following restriction shall not apply to disclosures required by the Company in any legal proceeding, investigative proceeding, administrative proceeding or arbitration proceeding, or by any court or agency with competent

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jurisdiction. Mr. Ratkovich agrees not to disparage or otherwise criticize and will not encourage others to defame or disparage the Socrates Entities, in public or private, or any other form of communication. The Socrates Entities shall not defame or disparage Mr. Ratkovich in any public communication.

         5. For and in consideration of the commitments made herein by the Socrates Entities, Mr. Ratkovich, for himself and for his heirs, family members, successors, and assigns (collectively, the "Ratkovich Entities"), does hereby release completely and forever discharge the Socrates Entities and their respective subsidiaries, affiliates, stockholders, attorneys, officers, directors, agents, employees, successors, and assigns, from any and all claims, rights, demands, actions, liabilities, obligations, causes of action, of any or all kinds, nature and character whatsoever, known or unknown, whether based on tort, including, but not limited to a negligent or intentional tort, contract or agreement (implied, oral, or written), or any other theory of recovery under the federal, state or foreign law or regulation and whether compensatory, punitive damages or other relief, whether legal or equitable, including, but not limited to, any claim under the Civil Rights Act of 1964, the Civil Rights act of 1991, the Americans with Disability Act of 1990, and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any state law versions of such acts, and any and all claims that Mr. Ratkovich or any other Ratkovich Entities may now have, or may in the future have, arising from or in any way whatsoever connected with Mr. Ratkovich's employment, service, termination of his employment or service, dealings, transactions, or activities of any nature, character or kind whatsoever with Socrates Entities, or termination thereof, the Company's public disclosures under federal, state of foreign securities laws and the management of the Socrates Entities. Notwithstanding he foregoing, Ratkovich Entities do not release the Company from any claims arising out of any breach of the Agreement, or for any of the aforementioned claims, rights, demands, actions, liabilities, obligations, or causes of action that cannot be, because of laws, regulations, or public policy that is applicable to the Company, now or in the future, the subject of a liability release. Further, nothing contained herein shall be construed so as to limit the rights of the Company's stockholders in any dispute with Mr. Ratkovich.

         6. Mr. Ratkovich also, on behalf of himself and each of the Ratkovich Entities, further expressly and specifically waives any and all rights or claims that Mr. Ratkovich may have under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act, and any similar state or local statutes or codes (collectively, the "Acts") against the Socrates Entities. Mr. Ratkovich acknowledges that this waiver of all rights and claims under the ADEA


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Acts (the "Waiver") is knowingly and voluntarily made, and specifically agrees that (i) this letter agreement and the Waiver are written in a manner which he understands; (ii) this Waiver specifically relates to rights and claims under the ADEA Acts; (iii) he does not waive any rights or claims under the ADEA Acts that may arise after the date of the execution of this letter agreement; (iv) he waives rights or claims under the ADEA Acts in exchange for substantial consideration in excess of anything of value to which he already is entitled to receive from the Company; and (v) that he has been advised in writing and given the opportunity to consult with any attorney prior to executing this letter agreement and the Waiver.

         7. For, and in consideration of the commitments made herein by Mr. Ratkovich, the Company hereby releases completely and forever discharge Mr. Ratkovich and the Ratkovich Entitles from any and all claims, rights, demands, actions, liabilities, obligations and causes of action of any and all kinds, nature and character whatsoever, known or unknown, whether based on a tort, including, but not limited to, (i) a negligent or intentional tort, contract or agreement (implied, oral or written) or any other theory of recovery under federal, state or foreign laws and whether for compensatory, punitive damages, or other legal or for equitable relief, (ii) any and all claims that the Socrates Entities may have had, may now have, or may in the future have, arising from or in any way whatsoever connected with Mr. Ratkovich's employment and services as an officer or director with any of the Socrates Entities or the termination thereof; and (iii) any claims arising out of or relating to the 1999 Special Management Committee Review by the Board of Directors of the Company (the "Special Review"), or any actions taken by the Company pursuant to said Special Review. Notwithstanding the foregoing, the Company and each of the other Socrates Entities do not release Mr. Ratkovich or the other Ratkovich Entities from any breach of this letter agreement, or from any of the aforementioned claims, rights, demands, actions, liabilities, obligations and causes of action that cannot be waived, released, hold harmless or indemnified under applicable federal or state securities laws or regulations, the General Corporation Laws of the State of Delaware, or applicable federal or state public policy, or under any charter or by-law provision applicable to any of the Socrates Entities. Further, nothing contained herein shall affect any such rights, demands, actions, liabilities, obligations and causes of action that any stockholder may have against any of the Ratkovich Entities.

         8. Each party agrees to maintain the confidentiality of the other party's confidential information, non-public and material information and trade secrets (regardless of form, format or means of communication). By stamp, legend, cover letter or memo, or oral statement made or applied at the time of disclosure, a party


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may designate any data, information, materials or documents, regardless of form, format or means of communication, as its "confidential information", "trade secrets" or "non-public material information".

         9. Mr. Ratkovich shall be solely responsible for and shall timely comply with any and all reporting obligations under the Act, Securities and Exchange Act of 1934, as amended, ("Exchange Act"), and any regulations and schedules and forms promulgated under the Act or Exchange Act.

         10. Mr. Ratkovich has not filed or caused or permitted to be filed and he will never file or cause or permit to be filed a any time subsequent to the Effective Date in any federal, state or foreign court, or before any federal, state or foreign administrative or investigative agency, any claim or action or proceeding of any kind, nature or character whatsoever, known or unknown, which he may have had, may have or may in the future have with respect to any matter pertaining to or arising from his contracts, agreements, employment, service, retirement, or termination of employment or service, with the Socrates Entities or any other matter within the scope of the release set forth in Section 5 or
Section 6 above; specifically including, but not limited to, any claim under ERISA, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the American Disabilities act of 1990, and/or the ADEA Acts, but excluding claims that any of the Ratkovich Entities might have arising out of any breach of this letter agreement. Mr. Ratkovich specifically agrees this letter agreement extends to claims that he does not know or suspect to exist in his favor and which if he did know to exist would have materially affected this letter agreement. Mr. Ratkovich agrees not to participate as a class representative or class member in any class action proceeding against any Socrates Entities and agrees to opt-out of any class action filed against the Company or any other Socrates Entities, including their respective officers, directors, employees, agents or stockholders.

         11. The parties acknowledge, and Mr. Ratkovich understands that, Mr. Ratkovich has 21 days from the receipt of this letter agreement to accept it, and that even if he does not timely accept it, he may revoke any such acceptance at any time within 7 days thereof. This letter agreement shall not become effective until the eighth day following Mr. Ratkovich's acceptance hereof, but upon such eighth day shall be effective after the Effective Date.

         12. The parties understand and agree that this is a compromise and settlement of claims and/or potential claims and that the furnishing of the consideration as a settlement and general release of all such claims shall not be deemed or construed as an admission of liability or responsibility at any time for any purpose.

         13. Mr. Ratkovich shall make himself available for, and upon receipt of a prior written notice that is sent to him at least 10 days prior to the date of, any interview or testimony in any legal, administrative, arbitration or investigative proceeding involving any Socrates Entities and concerning any claims, events or causes of action that arose or occurred during, in whole or in part, during the period of Mr. Ratkovich's service as an officer or director of any Socrates Entities. The Company shall make its officers, directors and employees available upon receipt of a prior written notice from Mr. Ratkovich for, which notice is sent to the Company at least 10 days prior to the date of, an interview or testimony involving any Socrates Entities and concerning any clams, events or causes of action that arose or occurred, in whole or in part, during the period of Mr. Ratkovich's service as an officer or director of any Socrates Entities.

         14. The parties acknowledge that any breach of the provisions or covenants set forth herein will cause irreparable damage that would be incapable of precise measurement and for which no adequate remedy would exist at law and agrees that injunctive relief, in addition to all other remedies, shall be available therefor. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this letter agreement, any term, restriction, covenant, or promise is found to be unreasonable or illegal or against public policy, and for that reason(s) unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

         15. Notice. Any notice required or permitted to be given under this letter agreement shall be sufficient if in writing, and if (i) sent by registered or certified mail to the address set forth below (which may be changed by notice to the other party), or (ii) hand delivered to the intended party and written evidence thereof is obtained, and shall be deemed given on the earlier to occur of receipt by the party for whom the notice is intended or three (3) days after mailing by registered or certified mail as set forth above. Notwithstanding the foregoing, no notice shall be deemed insufficient if (i) the party for whom such notice is intended admits to its receipt, or (ii) receipt by the party for whom such notice is intended is otherwise proven. Initial notice address for each party is as follows:

         (a) Socrates Technologies Corporation
             8133 Leesburg Pike, Suite 760
             Vienna, VA  22182
             (703) 356-5353, Facsimile:  (703) 356-5354
             ATTN:   Paul W. Richter
         (b) Edward Ratkovich:

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         16. Governing Law. This letter agreement shall be construed and administered in accordance with the laws of the State of Delaware, exclusive of its conflict of laws rules. The parties hereto agree and stipulate that this Agreement shall be deemed to have bee. Any claim or cause of action arising out of or connected with this Agreement shall be brought solely and exclusively in either the U.S. District Court for the State of Delawae or the first state court of record in State of Delaware, and the parties consent to submit to the personal jurisdiction of such courts, and waive all objections to such jurisdiction and venue.

         17. Assignment: The rights and obligations of the Parties under this letter agreement may be assigned, and shall inure to the benefit, and shall be binding upon, their respective successors and assigns.

         18. Severability: In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and shall continue in full force and effect.

         19. Singular and plural, genders: The singular shall be substituted for the plural, and any gender or the neuter for any other gender, as appropriate.

         20. Construction: This letter agreement shall be interpreted in accordance with its plain meaning, and the rule that ambiguities shall be construed against the drafter of the document shall not apply in connection with the construction or interpretation hereof. The parties expressly agree that the principle of contract interpretation that ambiguities are construed against the author Counterparts: This letter aegreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and agreement.

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         21. Entire Agreement: This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All prior promises, understandings, or agreements are merged herein. It may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.


         IN WITNESS WHEREOF, the parties have set their hands and seals on the day and year first above written.

         Socrates Technologies Corporation, a Delaware corporation


         By: _________________________________________

                  Name/Title: ______________________________________

                  Date: _______________________                    SEAL


         Edward Ratkovich


         By: __________________________________________

         Date: ____________________